EXHIBIT 99.1

JOINT FILING AGREEMENT

The persons below hereby agree that the Schedule 13G to which this agreement is attached as an exhibit, as well as all future amendments to such Schedule 13G, shall be filed jointly on behalf of each of them. This agreement is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934.

Dated: September 9, 2024

DIAMETER CAPITAL PARTNERS LP

By:	/s/ Michael Cohn
Name:	Michael Cohn
Title:	General Counsel & Chief Compliance Officer

/s/ Scott K. Goodwin
SCOTT K. GOODWIN

/s/ Jonathan Lewinsohn
JONATHAN LEWINSOHN